Exhibit 12.3

DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                     NINE MONTHS                     YEAR ENDED DECEMBER 31,
                                                ENDED SEPTEMBER 30,                  -----------------------
                                                        2001         2000         1999         1998         1997         1996
                                                        ----         ----         ----         ----         ----         ----
Earnings:
---------

Income from continuing operations before
  income taxes                                        $220,671     $273,429     $322,582     $256,305     $147,682     $111,914

Interest expense (excluding capitalized interest)        3,219       10,837        7,620        8,040        7,289        9,406

Portion of rent expense under long-term operating
 leases representative of an interest factor             2,567        3,520        7,728        8,859        8,732        9,365

Amortization of debt expense                               125          464          263          122          122          121
                                                      --------     --------     --------     --------     --------     --------

TOTAL EARNINGS                                        $226,582     $288,250     $338,193     $273,326     $163,825     $130,806


Fixed charges:
--------------

Interest expense (including capitalized interest)     $  3,219     $ 10,837     $  8,693     $  9,431     $  8,209     $ 10,735

Portion of rent expense under long-term operating
  leases representative of an interest factor            2,567        3,520        7,728        8,859        8,732        9,365

Amortization of debt expense                               125          464          263          122          122          121
                                                      --------     --------     --------     --------     --------     --------

TOTAL FIXED CHARGES                                   $  5,911     $ 14,821     $ 16,684     $ 18,412     $ 17,063     $ 20,221


RATIO OF EARNINGS TO FIXED CHARGES                        38.3         19.4         20.3         14.8          9.6          6.5